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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): February 20, 1997

                            Southwest Water Company
            (Exact name of registrant as specified in its charter)


                                   Delaware
                (State or other jurisdiction of incorporation)


        0-8176                                       95-1840947
(Commission File Number)                 (I.R.S. Employer Identification No.)

     225 N. Barranca Avenue, Suite 200, West Covina, California 91791-1605
                   (Address of principal executive offices)

       Registrant's telephone number, including area code: (818) 915-1551


                                Not applicable
         (Former name or former address, if changed since last report.)
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Item 5.  Other Events.

The following information was released by PR Newswire on February 21, 1997:

Southwest Water Company has been approached by the City of Albuquerque, New Mexico, concerning the sale of the utility operations of its subsidiary, New Mexico Utilities, Inc. ("NMUI"). NMUI operates in the northwest portion of the City and surrounding county, serving approximately 5,000 customers. The current expression of interest by the City is a continuation of intermittent discussions held over a number of years as the City has expanded its borders. This most recent approach by the City is apparently the result of overall growth in NMUI's service area and the utility's recent request for additional water rights.

While formal discussions with the City have been scheduled to begin within the next 30 days, there is no certainty that an agreement with the City will be reached. The City has the power to acquire these utility assets by eminent domain but must pay fair value if it elects to proceed with a condemnation. At this time, Southwest Water is unable to predict whether an agreement for sale of NMUI's assets is likely or, if an agreement were reached, the price for the assets. Southwest Water Company is also unable to predict whether, if an agreement is not reached with the City, the City will proceed in eminent domain to acquire the utility assets of NMUI.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         SOUTHWEST WATER COMPANY
                                         (Registrant)

                                         By: /s/ Peter J. Moerbeek
Dated: February 24, 1997                    --------------------------
                                            PETER J. MOERBEEK
                                            Vice President Finance and
                                            Chief Financial Officer